Exhibit 12.1


                           HIGHWOODS PROPERTIES, INC.


            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS





                                                   Three Months
                                                       Ended           1997         1996         1995         1994        1993
                                                  March 31, 1998  ------------- ------------ ------------ ------------ ----------
Earnings (1)
Income (loss) from continuing
  operations ...................................     $ 34,037       $  92,584     $ 48,242     $ 28,934     $  8,159     $ (155)
Interest .......................................       17,162          45,138       24,699       12,101        4,955      5,185
Amortization of loan costs .....................          616           2,256        1,911        1,619          738         --
Total earnings .................................       51,815       $ 139,978     $ 74,852     $ 42,654     $ 13,852     $5,030
Fixed charges and preferred stock
  dividends
Interest .......................................     $ 17,162       $  45,138     $ 24,699     $ 12,101     $  4,955     $5,185
Interest capitalized ...........................        2,829           7,238        2,935          507           17         16
Amortization of loan costs expensed ............          616           2,256        1,911        1,619          738         --
Amortization of loan costs capitalized .........           --              --           --           --           --         --
Total fixed charges ............................     $ 20,607       $  54,632     $ 29,545     $ 14,227     $  5,710     $5,201
Preferred stock dividends ......................        6,145          13,117           --           --           --         --
Ratio of earnings to fixed charges .............         2.51x           2.56x        2.53x        3.00x        2.43x      0.97x
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends ....................................         1.94x           2.07x        2.53x        3.00x        2.43x      0.97x


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(1) The calculation does not include amortization of previously capitalized interest.